[ERNST & YOUNG LETTERHEAD]






June 13, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated June 10, 2003, of Pulaski Financial Corp. and are in agreement with the statements contained in the two paragraphs in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained herein.


/s/ Ernst & Young LLP